U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*

Cox,                                                   Gary                                                   L. ________________________________________________________________________________

(Last)                                                  (First)                                                  (Middle)

8201 Eastpoint Dr. Suite 500
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(Street)

Dallas,                                                   TX                                                   75227 ________________________________________________________________________________

(City)                                                   (State)                                                   (Zip)

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2. Issuer Name and Ticker or Trading Symbol

ABIX
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________

4. Statement for Month/Year

November 2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
           (Check all applicable)

[X] Director                                                  [X] 10% Owner
[X] Officer (give title below)                          [_] Other (specify below)

Executive Vice President

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7. Individual or Joint/Group Filing

           (Check applicable line)

[X] Form filed by one Reporting Person
[_] Form filed by more than one Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A)or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Month (Instr.W 3 and 4)	6. Ownership form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock	11/08/02	S		1,000	D	$6.25	301,503	D

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (d) or Indirect (I) (Instr. 4)	11. Nature of the Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amont or Number of Shares
None

Explanation of Responses:

/s/ Gary L. Cox                                                                                    11/11/02

**Signature of Reporting Person                                                             Date